Exhibit 10.1

Manager’s agreement

Between:

Avnet Europe Executive BVBA, a company incorporated under the Laws of Belgium, registered at the Crossroads bank for enterprises under number 0632.679.431 and having its registered offices at 20 Kouterveldstraat 20, 1831 Machelen, duly represented by Mr. Jan Hermans and Mr. Dirk De Vos in their capacity as managers.

Hereinafter referred to as “Avnet”.

And:	Mr. Patrict Zammit, residing at __________ Brussels;

Hereinafter referred to as “Mr. Zammit”.

Avnet and Mr. Zammit are collectively referred to as “the Parties”.

WHEREAS Avnet’s General Meeting of shareholders will appoint Mr. Zammit as a remunerated manager of Avnet on 1 October 2015;

WHEREAS by the conclusion of the present agreement, the Parties wish to determine the terms and conditions under which Mr. Zammit will perform his duties as a manager of Avnet, as from his appointment in such capacity by the General Meeting of shareholders scheduled on 1 October 2015;

WHEREAS for the performance of his manager’s office, Mr. Zammit shall act as a self-employed person, both Parties declaring to be fully aware of the implications hereof.

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 – Definitions

In the present agreement (the “Agreement”) the following terms have the following meanings:

-	“Avnet Group” means Avnet and any and all subsidiaries, affiliates and related companies.

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“Confidential Information” means personal data or commercial, technical, strategic, operational or financial data concerning Avnet or the Avnet Group, or business partners or employees of either or both, which Mr. Zammit has obtained in the context of the Agreement or his employment within the Avnet Group, irrespective of the form of the data (electronic, hard copy, verbal, etc.).

Article 2 - Object of the Agreement

By the Agreement, the Parties wish to determine the terms and conditions under which Mr. Zammit will perform as manager bearing the title of President, Avnet Technology Solutions.

Article 3 – Obligations of Mr. Zammit

3.1. Mr. Zammit commits to work towards achieving Avnet‘s objectives and to carry out his duties in a loyal and efficient manner and to promote the interest and reputation of the Avnet Group and to not intentionally undertake any action which could be harmful to its interests and/or reputation.

3.2. In his capacity as manager of Avnet, Mr. Zammit undertakes to perform his duties on a self-employed basis and in full liberty. In particular, Mr. Zammit will freely dispose of his working time and shall never be given instructions regarding the organization of his work and/or the practical modalities of the performance of his duties.

3.3. Mr. Zammit undertakes to be available for the performance of his duties during the time considered necessary to fulfill his obligations resulting from the Agreement with a minimum of 221 man-days per year.

3.4. Mr. Zammit is allowed to use the Avnet Group’s infrastructure and documentation as far as it is necessary for the proper performance of the Agreement. Given the fact that he is authorized to use the Avnet Group’s infrastructure, he agrees to comply with all applicable instructions regarding safety and health in the Avnet Group’s buildings where employees work.

3.5. Mr. Zammit undertakes to perform his functions with due diligence and in accordance with generally accepted and consistently applied business practices. Mr. Zammit shall, at all times, (a) take into consideration the objectives and best interest of Avnet and the Avnet Group, (b) comply with all applicable laws and regulations and (c) comply with all corporate policies and codes of business ethics established by the Avnet Group.

3.6. Mr. Zammit also undertakes to communicate to the General Meeting of Avnet all information which is relevant for Avnet.

Article 4 – Place of performance and mobility

4.1. Mr. Zammit will perform his duties mainly from Diegem.  Mr. Zammit acknowledges that Avnet may at its sole discretion assign him to another place of work within 80 kilometers from Avnet’s office at Diegem for a temporary or indefinite period.  Avnet may also assign Mr. Zammit to another place of work outside 80 kilometers from Avnet’s office at Diegem for a temporary or indefinite period, however with Mr. Zammit’s consent.

4.2. In view of the international scope of activities of Avnet, Mr. Zammit acknowledges and accepts that the proper performance of his duties entails that he will have to travel frequently to other locations abroad and perform temporary assignments abroad. He accepts that international mobility is inherent to the performance of his duties.

Article 5 – Compensation

5.1. For the performance of his office of remunerated manager, Mr. Zammit will be entitled to a Total Compensation (OTE), split as follows:

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a yearly fixed Compensation paid in 12 equal monthly installments, which includes the allowances as defined by and according to the Belgian Tax Circular of August 8, 1983 that will be reviewed on no less than an annual basis.  For FY16, the fixed compensation is EUR 440.000 gross;

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a yearly variable Compensation if the Avnet Group attains certain targets.  The amount of variable compensation, the measurement criteria and the terms of payment will be defined in Mr. Zammit’s annual incentive pay plan at the beginning of each fiscal year.  For FY16, the target variable compensation is EUR 440.000 gross.

5.2. The Total Compensation will be paid on the individual bank account indicated by Mr. Zammit, after the deduction of applicable withholding taxes.  In case of incomplete year, the Total Compensation will be prorated in accordance with periods during which Mr. Zammit has performed his duties.

5.3. In case of non-performance of the Agreement during an uninterrupted period of 6 months due to sickness and/or accident, Avnet will continue to pay the Total Compensation during the said period of 6 months. As from the 1st day of the second month, Mr. Zammit will fall under the disability insurance as provided in article 6 of the Agreement and in accordance with the terms and conditions of this insurance.

Article 6 – Insurances

6.1. Avnet will subscribe Mr. Zammit to the following benefits and will pay the premiums in accordance with the applicable policies within Avnet Group:

-	Individual Pension Commitment (including death insurance and pension);
-	Collective Guaranteed Income Insurance;
-	DKV;
-	Travel assistance insurance; and

-      D&O insurance.

6.2. Avnet shall reimburse Mr. Zammit the annual contribution to the French Management Pension insurance at Groupe Humanis (CRE + IRCAFEX).  The quarterly premium is calculated on a reference salary, fixed at EUR 185,312 for 2015, and reevaluated annually.  If a taxation is required by law, Mr. Zammit himself is responsible for this.

Article 7 – Company Car

7.1. Avnet will provide Mr. Zammit with a company car, type BMW 740 standard or similar, for carrying out his professional activities.  Avnet will also provide Mr. Zammit with a fuel card.

7.2. Mr. Zammit must use the company car and the fuel card with due diligence, in accordance with Avnet’s car policy.  Mr. Zammit acknowledges having received a copy of the car policy, having examined its content, and agrees to comply with it.

7.3. Mr. Zammit may use the company car for private purposes, in accordance with the terms and conditions of the car policy.

7.4. A benefit in kind will be declared in line with the applicable tax and social security regulations.

Article 8 – Tax regime

8.1. The Avnet Group has filed a request on behalf of Mr. Zammit and has obtained the application of the special tax regime for foreign executives.

8.2. Mr. Zammit will not undertake any action that could jeopardize the approval or continued application of the special tax regime for foreign executives or reduce the benefits for the Avnet Group.

8.3. Mr. Zammit shall keep all documents related to his professional travel outside Belgium, such as boarding passes, train tickets, visa stubs, etc., and forward these upon simple request of Avnet or designated tax consultancy firm to the latter.

8.4. If Mr. Zammit ever loses the benefits and the application of the special tax regime for foreign executives, for whatever reason, Avnet will not be liable and will not be held to compensate Mr. Zammit in any way.

8.5. If in the course of performance of the Agreement, the benefit of the expatriate tax regime which currently applies to Mr. Zammit would be withdrawn or lost, then Avnet shall use its best efforts to explore and agree with Mr. Zammit alternative terms and conditions which will aim at minimizing the adverse financial impact of such withdrawal or loss, without however resulting in an excess salary cost to Avnet.

Article 9 – Social security status

9.1. Mr. Zammit will be subject to the Belgian social security scheme for self-employed workers. He undertakes to register to a Belgian social insurance fund for self-employed workers and to maintain his affiliation during the entire duration of the Agreement and to pay the necessary social security contributions to his social insurance fund.

9.2. Should Mr. Zammit’s social insurance fund claim any social security contribution due by Mr. Zammit from Avnet, Mr. Zammit agrees to reimburse Avnet immediately.  Avnet also reserves the right to withhold from Mr. Zammit’s remuneration any social security contributions due by Mr. Zammit in his capacity as self-employed worker and claimed from Avnet by Mr. Zammit’s social insurance fund for self-employed workers.

9.3.  Avnet commits itself to facilitate the payment of the social security contributions due by Mr. Zammit to the social insurance fund.

Article 10 – Reimbursement of expenses

Avnet will reimburse Mr. Zammit for his actual travel expenses and other expenses made in performance of the Agreement, to the extent that those costs are accompanied by the appropriate documentary evidence and are in line with Avnet’s policies.  The expenses must be reasonable in amount and type and they must be made in the interest of Avnet.

Article 11 – Duration and termination

11.1. The Agreement is concluded for an indefinite duration and shall be effective as of Mr. Zammit’s appointment as manager by Avnet’s General Meeting.

11.2. Each Party will have the right to terminate this Agreement at all times subject to giving the other party notice in writing and sent by registered mail.

The notice period to be complied with or the period covered by the indemnity in lieu of notice by Avnet will be 23,5 months.

In addition, Mr. Zammit will also be entitled to an additional notice period or indemnity in lieu of notice corresponding to 1 month per fully completed year beginning with the start of this Agreement.

Avnet has the right to pay an indemnity in lieu of notice equal to the part of the Total Compensation as detailed in article 4 of the Agreement and the benefits provided in articles 6 and 7 which correspond to the number of months of the notice period that is not performed.

The notice period to be complied with by Mr. Zammit will be 6 months.

Article 12 – Serious cause

12.1. Avnet may terminate the Agreement with immediate effect, without notice or payment in lieu, if serious misconduct or any other conduct of Mr. Zammit renders it immediately and definitively impossible to continue any further professional relations between the Parties.

12.2. Examples of serious cause which would result in the immediate termination of the Agreement, include but are not limited to:

(1)	Any serious breach by Mr. Zammit of his duties, as defined by the Agreement;

(2)	Any breach of the duty of confidentiality;

(3)	Any forgery of documents, or fraud;

(4)	Any misuse of a credit card of the Avnet Group or the Avnet Group’s funds;

(5)

Any other criminal offense or any other act which is of such nature that it definitively breaks the trust between the Parties or which could damage the reputation or public image of the Avnet Group, provided, however, that any criminal offence charged to Mr. Zammit solely by virtue of his status as a director or officer of the Avnet Group and not by virtue of any act or willful omission by him shall not constitute serious cause;

(6)	Any unjustified absence of three consecutive days;

(7)	Any public statement which would damage the reputation or the public image of the Avnet Group; and

(8)	Any breach by Mr. Zammit of a third party’s intellectual property rights.

Article 13 – Conflict of interests

Where Mr. Zammit has any direct or indirect patrimonial interest to a decision or operation submitted to the managers, Mr. Zammit undertakes to notify the managers and Avnet’s statutory auditor hereof in accordance with article 259 of the Belgian Company Code.

Article 14 – Unfair competition

14.1. Mr. Zammit is prohibited from engaging in or co-operating in any unfair competition, both during the performance of and after the termination of the Agreement. Examples of unfair competition include, but are not limited to, the following:

(1)	Use of Avnet’s or the Avnet Group’s names or logos for Mr. Zammit’s own benefit or for the benefit of any corporate person or individual other than Avnet or the Avnet Group;

Any act which could confuse Avnet’s or the Avnet Group’s clients or suppliers about the activities of Avnet or the Avnet Group;

(2)	Mr. Zammit representing himself as being in any way connected with or interested in the business of Avnet or the Avnet Group after the termination of the Agreement; or
(3)

Any attempt to induce or encourage any agent, any other intermediary, supplier or service provider of Avnet or the Avnet Group to cease providing services or the delivery of goods to Avnet or the Avnet Group or to change the conditions under which these goods or services are delivered in a manner that is disadvantageous to Avnet or the Avnet Group.

14.2. The following practices will also be considered unfair competition, to the extent that they are associated with one of the practices referred to under Articles 14.1(1) – 14.1(4) or have the intention or effect or is accompanied by the destabilizing of the undertakings of Avnet or the Avnet Group, causing confusion, being misleading, portraying Avnet or the Avnet Group in a bad light, making deceptive statements, using Confidential Information, obtaining disproportionate advantages, engaging in parasitic competition, abusing rights or being an accomplice as a third party to a breach of contract:

(1)	(Directly or indirectly) soliciting collaborators of Avnet or the Avnet Group (irrespective of whether these collaborators would breach their own employment agreement or contract).

(2)

Enticing away clients or prospective clients of Avnet or the Avnet Group. For the purpose of this article “prospective clients” means undertakings with whom Avnet or the Avnet Group is or has been in negotiation with at any given time in the three-year period preceding the termination of the Agreement with a view to providing services and/or goods to that undertaking, unless Avnet or the Avnet Group respectively has decided that it will not provide services or goods to the undertaking concerned.

14.3. Article 14 in no way affects article 15 (non-competition).

Article 15 – Non-competition clause

15.1. If the Agreement ends for whatever reason, Mr. Zammit is prohibited from undertaking any activity that competes with Avnet or the Avnet Group either directly, by exploiting an undertaking himself, or indirectly by accepting a position as a collaborator in an undertaking with competing activities. Hereby, it is irrelevant whether or not the competing activity is fair or unfair, and whether or not it is performed for Mr. Zammit’s own account or for the account of a third party.

15.2. The non-compete obligation set out in this article 15:

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only applies if the undertaking referred to in article 15.1 competes with or is contemplating competing with Avnet or the Avnet Group and is limited to identical or similar activities to those performed by Mr. Zammit for Avnet or the Avnet Group;

-	applies in the Americas, Europe, Middle East and Africa, and Asia-Pacific; and

-	applies for 12 months from and including the day on which the Agreement ends.

15.3. In the event any competent court holds that the territorial scope of article 15.2. is deemed to be too wide and hence puts an undue burden on Mr. Zammit, the Parties agree to nevertheless observe the key provisions of the covenant but to limit the territorial scope of article 15.2. to the countries listed in Annex A.

15.4. Within 15 days of the Agreement ending, Avnet may waive its rights under this article 15 for any reason at its discretion. Any such waiver must be given in writing.

If Avnet does not waive the application of this article 15, Avnet must pay Mr. Zammit a one-off lump-sum payment equal to 100% of Mr. Zammit’s gross fixed salary for a period equivalent to the number of months during which this article 15 applies. The reference salary to be taken into account is the gross salary that Mr. Zammit received during the month preceding the day on which his duties as manager were terminated.

If Mr. Zammit breaches this article 15, Mr. Zammit must reimburse Avnet for the amount paid by Avnet under the previous paragraph, and in addition pay Avnet an equivalent amount as a penalty. Avnet may claim additional compensation based on the actual injury suffered and proven by Avnet.

Article 16 – Exclusivity

16.1. Mr. Zammit acknowledges and accepts that his duties and responsibilities demand, and his remuneration was fixed in such a way, so that Mr. Zammit is required to devote his full working time and ability to Avnet’s business.

16.2. Avnet must consent in advance if Mr. Zammit wishes to undertake any other professional activity. Avnet may refuse its consent without giving reasons, or may subject its consent to certain conditions.

This consent is required for any professional activity, whether or not remunerated, that:

(1)	Mr. Zammit carries out directly as a self-employed person or as an employee, officer or representative of a company or unincorporated association; or

(2)	A company or unincorporated association that is under Mr. Zammit’s control carries out.

16.3. Mr. Zammit is prohibited from performing any other activity (whether or not remunerated, for his own account or for a third party) other than in performance of the Agreement, that:

(1)	Is competitive in any way with Avnet’s or the Avnet Group’s activities;

(2)	Is harmful in any way to the interests or reputation of Avnet, the Avnet Group or of the clients of Avnet or the Avnet Group; or

(3)	Obstructs or prevents the proper performance of the Agreement.

Article 17 – Confidentiality

17.1. Both during the term of the Agreement and after it ends, Mr. Zammit must not:

-  disclose any Confidential Information to any third party;

-  use any Confidential Information for his own purposes (whether or not for financial gain) or for the purposes of any other third party (whether or not for financial gain); or

-  through any failure to exercise due care and diligence, permit or cause any unauthorized disclosure of any Confidential Information.

17.2. Both during the term of the Agreement and after it ends, Mr. Zammit must spontaneously, or at the latest on the first request of Avnet, return all Confidential Information to Avnet, irrespective of how the Confidential Information is stored.

17.3. Article 17.1. will not apply to:

-	Any use or disclosure which is necessary in the context of and for the purpose of the proper performance of the Agreement;
-	Any use or disclosure with the prior written consent of Avnet; or
-	Any disclosure ordered by a court or other competent authority.

Article 18 – Non-solicitation

18.1 Mr. Zammit must with regards to any person who is at any time during the term of the Agreement:

(1)	a collaborator of Avnet or the Avnet Group:

-	not attempt or participate in an attempt to

-	recruit that person (or otherwise employ them as a self-employed service provider, or in any other capacity); or

-	incite that person to end his or her professional relationship with Avnet or the Avnet Group;
(2)	a client, prospective client, supplier or any other party to a contract with Avnet or the Avnet Group entice that entity;

-	to terminate its relationship with Avnet or the Avnet Group; or
-	substantially reduce its business with Avnet or the Avnet Group, or change the terms and conditions of the business with Avnet or the Avnet Group in any unfavorable way.

18.2. For the application of this article 18 “prospective client” means: persons, companies, or any other entities that Avnet or the Avnet Group is negotiating with, or has negotiated with a view to the supply of services or goods to that person, company or other entity, except where Avnet or the Avnet Group has decided that it does not wish to supply goods, or services to the person, company or other entity in question.

18.3. The limitation imposed in this article 18 applies both during the term of the Agreement and during a period of 12 months after the termination thereof.

Article 19 – Duties of Mr. Zammit upon termination

On termination of the Agreement, for whatever reason, Mr. Zammit must return to Avnet immediately the following:

-	All business cards and credit cards issued to him by Avnet or the Avnet Group;
-	All documents containing Confidential Information (without making any copies) that are in his possession;
-	Any keys to Avnet premises;
-	The company car and fuel card;
-	All materials pertaining to any intellectual property rights transferred to Avnet; and
-	All other property, materials and equipment in his possession belonging to Avnet or the Avnet Group.

Article 20 – Intellectual property rights

20.1. All systems, programs, software (object codes as well as source codes), documents, databases, manuals, reports, trade secrets, inventions, improvements, know-how and all other work created, designed, developed or produced by Mr. Zammit, whether or not by using the facilities of Avnet, in the course of or in relation with the performance of this Agreement, or that relate to the activities of Avnet or the Avnet Group (the “Works”) shall remain or become the exclusive property of Avnet. This exclusivity implies but is not limited to the transfer and assignment of all intellectual and other proprietary rights in the Works to Avnet.

20.2. All intellectual and other proprietary rights in the Works (including but not limited to copyrights, trademark rights, rights on databases, rights on computer programs as well as patent rights) that have come into existence or will come into existence in the course of or in relation with the performance of this Agreement are immediately transferred and assigned to Avnet as from their coming into existence or, as from the execution of this Agreement for rights already in existence at the time of contracting.

20.3. The transfer and assignment of these intellectual and other proprietary rights in the Works includes, but is not limited to the transfer and assignment of the right to reproduce, modify, translate, adapt, use to make derivative works, distribute, rent, lend and/or communicate the Works to the public, partially or completely, in each and any way, for internal (including but not limited to research and development) and external use. The transfer and assignment is valid for all countries, in the most extensive way possible as permitted by law, without limitation in time other than the legal duration of validity of these rights and without further payment than the Total Compensation as provided for performing this Agreement.

20.4. Mr. Zammit undertakes to fully inform Avnet, upon first demand of Avnet, that he has created, designed, developed or produced certain Works. Mr. Zammit undertakes to fully communicate all information and know-how in relation to the Works to Avnet, and this immediately upon the creation, design, development or production of the Works.

20.5. Should Avnet decide, without having any obligations whatsoever, to file for any registered intellectual property rights in relation to a Work, Mr. Zammit undertakes, upon first demand of Avnet,

upon expenses borne by Avnet, to provide all necessary or useful cooperation and to provide and sign all documents in order to permit, facilitate or accelerate any application for any registered intellectual property right. Mr. Zammit undertakes not to apply for any registered intellectual property right nor to ask a third party to apply for a registered intellectual property right related to the Works without the written express authorization of Avnet.

20.6. Avnet has the exclusive right to decide, when and how, to exploit the Works.  Works that have not been exploited remain the exclusive property of Avnet. Avnet can adapt and modify the Works as it deems appropriate in order to exploit the Works. Mr. Zammit agrees not to oppose the adaptation or the modification of the Works. Mr. Zammit agrees that Avnet may exploit the Works without mentioning Mr. Zammit’s name.

Article 21 – Nullity

If one or several provisions of the Agreement are held to be void in whole or in part, the remaining provisions will not be affected by the nullity and will consequently continue to be valid.

Article 22 – Previous agreements

The present agreement cancels and replaces all previous contracts, agreements, arrangements that might have been previously concluded, verbally or by written, between Mr. Zammit and the Avnet Group with the same subject.

Article 23 – Miscellaneous

23.1. Any amendment to this agreement has to be agreed upon in writing by the Parties.

23.2. Any notification shall be made at the residence or at the registered offices of the Parties as above-mentioned unless the modification of the residence or the registered offices has been previously communicated in writing to the other Party in accordance with this provision.

Article 24 – Applicable law and arbitration

24.1. The present agreement is governed by Belgian law.

24.2. In case of any dispute in connection with the conclusion, the existence, the validity, the interpretation, the execution and/or the termination of the Agreement, the Parties will endeavor to settle the dispute by amicable agreement. Failing that, the dispute shall be exclusively and finally settled under the Belgian Center for Arbitration and Mediation Rules of Arbitration (CEPANI) by three arbitrators appointed in accordance with those rules. The language of the procedure shall be [French/Dutch] and the place of arbitration shall be Brussels.

Article 25 – Elimination of Avnet Europe Executive BVBA

In the event the management structure of the Avnet Group is modified without elimination of Mr. Zammit’s position, but with the effect that Avnet Europe Executive BVBA ceases to exist or operate, Mr. Zammit shall have the right to be re-employed by another Avnet Group company in the same or a similar position, provided Mr. Zammit consents, without additional claims, to the transfer of his employment agreement to another Avnet Group company, providing for a remuneration package globally equivalent to Mr. Zammit’s remuneration package before such transfer, and providing for the taking-over of his accrued length of service within the Avnet Group.

The present agreement, including the annex, contains 13 pages. It was made in two original copies in Diegem, on October 1, 2015, both Parties acknowledging receipt of one original copy duly signed by the other party.

/s/ Dirk De Vos “Read and approved”

For Avnet,

Dirk De Vos

/s/ Jan Hermans “Read and approved”

For Avnet,

Jan Hermans

/s/ Patrick Zammit “Read and approved”

Mr. Zammit

BIJLAGE A / ANNEX A

Australië

Oostenrijk

België

Brazilië

Canada

China

Tsjechië

Denemarken

Frankrijk

Duitsland

Hong Kong

Hongarije

Indië

Indonesië

Ierland

Israël

Italië

Maleisië

Mexico

Nederland

Polen

Roemenië

Rusland

Singapore

Zuid-Afrika

Zuid-Korea

Spanje

Zweden

Zwitserland

Taiwan

Thailand

Turkije

Verenigde Arabische Emiraten

Verenigd Koninkrijk

Verenigde Staten van Amerika

Australia

Austria

Belgium

Brazil

Canada

China

Czech Republic

Denmark

France

Germany

Hong Kong

Hungary

India

Indonesia

Ireland

Israel

Italy

Malaysia

Mexico

Netherlands

Poland

Romania

Russian Federation

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Taiwan

Thailand

Turkey

United Arab Emirates

United Kingdom

United States